Filed Pursuant to Rule 433

Registration Statement No. 333-184717

Pricing Term Sheet

April 25, 2013

MICROSOFT CORPORATION

1.000% Notes due 2018

2.375% Notes due 2023

3.750% Notes due 2043

Issuer:	Microsoft Corporation

Title of Securities:	1.000% Notes due 2018 (the “2018 Notes”)
2.375% Notes due 2023 (the “2023 Notes”)
3.750% Notes due 2043 (the “2043 Notes” and, together with the 2018 Notes and the 2023 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2018 Notes:	$450,000,000
	2023 Notes:	$1,000,000,000
	2043 Notes:	$500,000,000

Price to Public (Issue Price):	2018 Notes:	99.937% of principal amount
	2023 Notes:	99.664% of principal amount
	2043 Notes:	98.616% of principal amount

Maturity Date:	2018 Notes:	May 1, 2018
	2023 Notes:	May 1, 2023
	2043 Notes:	May 1, 2043

Coupon (Interest Rate):	2018 Notes:	1.000% per annum
	2023 Notes:	2.375% per annum
	2043 Notes:	3.750% per annum

Benchmark Treasury:	2018 Notes:	UST 0.75% due March 31, 2018
	2023 Notes:	UST 2.00% due February 15, 2023
	2043 Notes:	UST 2.75% due November 15, 2042

Spread to Benchmark Treasury:	2018 Notes:	0.32% (+32 basis points)
	2023 Notes:	0.70% (+70 basis points)
	2043 Notes:	0.90% (+90 basis points)

Benchmark Treasury Price and Yield:	2018 Notes:	100-08 3/4 / 0.693%
	2023 Notes:	102-18+ / 1.713%
	2043 Notes:	96-16 / 2.928%

Yield to Maturity:	2018 Notes:	1.013%
	2023 Notes:	2.413%
	2043 Notes:	3.828%

Interest Payment Dates:	Semi-annually on May 1 and November 1, beginning on November 1, 2013

Interest Payment Record Dates:	April 15 and October 15 of each year

Optional Redemption:

2018 Notes:

At any time at or prior to May 1, 2018 at T + 5 basis points

2023 Notes:

At any time prior to February 1, 2023 at T + 10 basis points

At any time on or after February 1, 2023, at a redemption price of 100% of the principal amount to be redeemed

2043 Notes:

At any time prior to November 1, 2042 at T + 15 basis points

At any time on or after November 1, 2042, at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-184717)

Net Proceeds to Issuer (before underwriting discount):	2018 Notes:	$449,716,500
	2023 Notes:	$996,640,000
	2043 Notes:	$493,080,000

Net Proceeds to Issuer (after underwriting discount):	2018 Notes:	$448,141,500
	2023 Notes:	$992,140,000
	2043 Notes:	$488,705,000

Trade Date:	April 25, 2013

Settlement Date (T+5):	May 2, 2013

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Barclays Capital Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2018 Notes: 594918AS3 / US594918AS35 2023 Notes: 594918AT1 / US594918AT18 2043 Notes: 594918AU8 / US594918AU80

Additional Information:	The Issuer also priced an offering of €550,000,000 2.625% Notes due 2033 to be settled on or about the Settlement Date referred to above. The U.S. dollar equivalent of the aggregate principal amount of such Notes from euro using the exchange rate €1.00 = $1.3066 on April 19, 2013 (as announced by the U.S. Federal Reserve Board) is $718,630,000.

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith toll free at 1-800-294-1322 or RBS Securities, Inc. toll free at 1-866-884-2071.